EXHIBIT 5

         May 31, 1996

         Tupperware Corporation
         P.O. Box 2353
         Orlando, Florida 32802

              RE:  Tupperware Corporation Registration
                   Statement on Form S-8 Relating to the Premark
                   International, Inc. Director Stock Plan

         Dear Sirs:

         Tupperware Corporation, a Delaware corporation (the "Company"), proposes to file a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act") in connection with a proposed sale to non-employee directors of the Company of up to 300,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to the exercise of options which have been or may be granted to such persons under the Company's Director Stock Plan (the "Plan").

         As counsel to the Company, I have examined such corporate pro-ceedings and such other legal matters as I deemed relevant to the authorization and issuance of the shares of Common Stock covered by the Registration Statement. Based upon such exami-nation, it is my opinion that the shares of Common Stock being sold by the Company are legally authorized and, upon the issu-ance and delivery thereof and the receipt by the Company of the purchase price therefor as provided in the Plan, will be legal-ly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

         Very truly yours,



         /s/  Thomas M. Roehlk